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    FORM 4

---------------


[ ] Check this box if no longer subject
    to Section 16. Form 4 or Form 5
    obligations may continue.  See
    Instruction 1(b).



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

  Strauss                          Thomas                 W.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

  c/o Ramius Capital Group
  757 Third Avenue
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                                    (Street)

  New York                           NY                 10017
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Armor Holdings, Inc. (AH)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     December 5, 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)

     December 9, 2002
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Law)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.
                                                                                                 Amount of      6.
                                         2A.                        4.                           Securities     Owner-
                            2.           Deemed                     Securities Acquired (A) or   Beneficially   ship
                            Trans-       Execution       3.         Disposed of (D)              Owned          Form:     7.
                            action       Date, if     Transaction   (Instr. 3 and 4)             Following      (D)       Nature of
                            Date         any          Code          --------------------------   Reported       Direct    Indirect
1.                          -------      --------     (Instr. 8)               (A)               Transactions   or (I)    Beneficial
Title of Security           (Month/      (Month/      ------------              or               (Instr. 3      Indirect  Ownership
(Instr. 3)                  Day/Year)    Day/Year)    Code     V    Amount     (D)     Price     and 4)         (Instr.4) (Instr.4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value                                                                          12,500           D
$0.01 per share
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date,    (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     if any      8)    4 and 5)      Date     Expira-            Number  ity     actions   (I)      ship
Security     Secur-  (Month/  (Month/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Day/Year)Day/Year)Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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
Stock        $7.50                                              (2)     5/06    Common    75,000          75,000     D
Options                                                                          Stock
(Right to
Buy) (1)
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Stock        $9.6875                                            (2)     6/09    Common    10,000          10,000     D
Options                                                                          Stock
(Right to
Buy) (3)
------------------------------------------------------------------------------------------------------------------------------------
Stock        $13.19                                             (2)   6/15/10   Common    10,000          10,000     D
Options                                                                          Stock
(Right to
Buy) (3)
------------------------------------------------------------------------------------------------------------------------------------
Stock        $14.44                                             (2)   6/19/11   Common    12,500          12,500     D
Options                                                                          Stock
(Right to
Buy) (3)
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Stock        $24.07   12/5/02           A        12,500       6/18/03 12/5/12   Common    12,500          12,500     D
Options                                                                          Stock
(Right to
Buy) (4)
====================================================================================================================================

(1) Granted pursuant to the Armor Holdings, Inc. Amended and Restated 1996 Non-Employee Directors Stock Option Plan.
(2)   Presently exercisable.
(3)   Granted pursuant to the Armor Holdings, Inc. 1999 Stock Incentive Plan.
(4)   Granted pursuant to the Armor Holdings, Inc. 2002 Stock Incentive Plan.



*If the Form is filed by more than one reporting person, See Instruction
4(b)(v).

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


 /s/ Thomas W. Strauss                            February 6, 2003
-------------------------------------------       ----------------
**Signature of the Reporting Person               Date